Exhibit 99.1

Contact:

Rush Enterprises Inc., San Antonio

Martin A. Naegelin, Jr., 830-626-5230

Adam Friedman Associates

Adam Friedman, 212-981-2529, ext 18

RUSH ENTERPRISES, INC. REPORTS RECORD RESULTS

SAN ANTONIO, Texas, February 13, 2006 — Rush Enterprises, Inc. (NASDAQ®: RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced record results for the fourth quarter and year ended December 31, 2005.

For the year ended December 31, 2005, the Company’s gross revenues totaled $1.9 billion, a 72.7 percent increase compared to gross revenues of $1.1 billion reported in 2004. Net income was $44.6 million or $1.79 per diluted share, a 163.9% increase over net income of $16.9 million or $1.02 per diluted share in 2004.

In the fourth quarter, the Company’s gross revenues totaled $515.5 million, a 71.3% increase from gross revenues of $301.0 million reported for the quarter ended December 31, 2004. Net income was $12.6 million, or $0.50 per diluted share, during the fourth quarter of 2005, compared to $5.1 million, or $0.26 per diluted share, in the fourth quarter of 2004.

The Company’s truck segment recorded revenues of $494.7 million in the fourth quarter of 2005, compared to $286.6 million in the fourth quarter of 2004. The Company delivered 2,809 new heavy-duty trucks, 831 new medium-duty trucks and 933 used trucks during the fourth quarter of 2005, compared to 1,546 new heavy-duty trucks, 548 new medium-duty trucks and 621 used trucks in the fourth quarter of 2004. Parts, service and body shop sales increased from $66.0 million in the fourth quarter of 2004 to $90.2 million in the fourth quarter of 2005.

The Company’s construction equipment segment recorded revenues of $15.9 million in the fourth quarter of 2005, compared to $12.1 million in the fourth quarter of 2004.

In announcing the results, W. Marvin Rush, Chairman and Chief Executive Officer of Rush Enterprises said, “This has been a record year for Rush Enterprises in terms of revenue and net income. It has also been an extremely productive year in terms of acquisitions and store openings.”

“We targeted goals of selling 10,000 new class 8 trucks and achieving a 100% absorption rate in 2006, but I am proud to say that our people made it happen a year early. We calculate our absorption rate by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used truck departments. Since the last large truck market of the late 1990’s, we have increased our absorption rate from under 80% to just over 100%. This improvement in our absorption rate has greatly enhanced our “quality of earnings.”

Maximizing our absorption rate is critically important when faced with the new diesel emission standards scheduled to take effect in 2007, which will result in fewer truck sales. Industry expectations are for the new engines to add $6,000 to $8,000 to the cost of a new truck and increase operating and maintenance costs as well.”

Regarding 2006 and beyond Mr. Rush noted, “We expect the truck market in 2006 to exceed 2005’s near record levels, but be followed by a decrease in truck sales in the first half of 2007 because of the new emission standards. However, we believe by continuing to increase our absorption rate we will be positioned to soften the earnings impact that will result from fewer trucks being sold in 2007.  Additionally, we expect sales to rebound in the second half of 2007 and be followed by strong markets in 2008 and 2009.”

Mr. Rush added, “On January 3, 2005, Rush completed the acquisition of certain assets of American Truck Source, Inc., the largest acquisition in Rush’s 40-year history. The Peterbilt dealerships that were acquired in Dallas, Fort Worth, Abilene and Tyler, Texas and Nashville, Tennessee, made a significant contribution to the Company’s revenues and profitability in 2005.”

“Some of the other noteworthy accomplishments in 2005 included the opening of a massive 120,000 square foot, state-of-the-art facility in Smyrna, Tennessee to replace our existing Rush Truck Center in Nashville and allow us to better serve this important market. We also made several acquisitions aimed at increasing our medium-duty presence in our existing areas of responsibility.  We acquired GMC and Isuzu medium-duty truck dealerships in Orlando, Florida and Texarkana, Texas. We subsequently added heavy and medium-duty Peterbilt trucks, parts and service to both locations and we are operating the newly acquired dealerships as full-service Rush Truck Centers. We also purchased a GMC and UD medium-duty truck franchise in Dallas, Texas and have combined these franchises with our Peterbilt and Hino franchises at our existing medium-duty truck store in Dallas. In October, we acquired GMC, Isuzu and Hino medium-duty truck franchises in Fontana, California. These newly acquired franchises are being operated from our existing Fontana medium-duty dealership, which also sells Peterbilt and UD medium-duty trucks.”

Conference Call

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and full year 2005 on Tuesday, February 14th, 2006 at 11 a.m. EST/ 10 a.m. CST. Earnings will be reported on Monday, February 13th, 2006 after close of market. The call can be heard live by dialing 866-200-5830 (US) or 732-694-1588 (International) and entering the Pin Code 958187 followed by the # key or via the Internet at www.rushenterprises.com (‘Events’) section, www.earnings.com or www.streetevents.com. For those who cannot listen to the live broadcast, the Webcast will be available until March 14th by dialing 866-206-0173 (US) or 732-694-1571 (International) and entering the conference reference code 165697 followed by the # key.

About Rush Enterprises

Rush Enterprises operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 40 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Oklahoma, New Mexico, Tennessee and Texas. The

Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning truck industry conditions and sales forecasts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND DECEMBER 31, 2004

(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$133,069	$158,175
Accounts receivable, net	63,473	30,296
Inventories	338,212	189,792
Prepaid expenses and other	1,829	1,418
Deferred income taxes	3,856	1,544

Total current assets	540,439	381,225

PROPERTY AND EQUIPMENT, net	196,161	138,953

OTHER ASSETS, net	108,494	45,755

Total assets	$845,094	$565,933

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Floor plan notes payable	$315,985	$168,002
Current maturities of long-term debt	18,807	16,083
Current maturities of capital lease obligations	2,277	—
Advances outstanding under lines of credit	2,755	2,434
Trade accounts payable	23,327	16,970
Accrued expenses	51,151	39,495

Total current liabilities	414,302	242,984

LONG-TERM DEBT, net of current maturities	114,345	79,973
CAPITAL LEASE OBLIGATIONS, net of current maturities	14,628	—
DEFERRED INCOME TAXES, net	28,199	20,169

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2004 and 2005	—	—
Common stock, par value $.01 per share; 40,000,000 class A shares and 10,000,000 class B shares authorized; 16,342,320 class A shares and 7,554,656 class B shares outstanding in 2004; 16,770,060 class A shares and 7,895,863 class B shares outstanding in 2005	247	239
Additional paid-in capital	162,603	156,423
Retained earnings	110,770	66,145

Total shareholders’ equity	273,620	222,807

Total liabilities and shareholders’ equity	$845,094	$565,933

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

REVENUES:
New and used truck sales	$392,079	$211,058	$1,400,736	$738,225
Parts and service	96,483	70,643	365,908	285,206
Construction equipment sales	11,809	8,594	41,692	32,305
Lease and rental	9,150	6,915	33,975	27,193
Finance and insurance	3,864	2,290	15,356	7,909
Other	2,098	1,512	7,103	4,141

Total revenues	515,483	301,012	1,864,770	1,094,979

COST OF PRODUCTS SOLD:
New and used truck sales	366,532	195,885	1,304,290	684,724
Parts and service	57,647	44,265	215,419	177,250
Construction equipment sales	10,605	7,253	36,509	28,114
Lease and rental	7,063	5,076	25,860	19,749

Total cost of products sold	441,847	252,479	1,582,078	909,837

GROSS PROFIT	73,636	48,533	282,692	185,142

SELLING, GENERAL AND ADMINISTRATIVE	47,583	35,887	188,667	141,947

DEPRECIATION AND AMORTIZATION	2,800	2,285	10,487	9,119

OPERATING INCOME	23,253	10,361	83,538	34,076

INTEREST EXPENSE, NET	3,552	1,590	12,895	5,950

GAIN ON SALE OF ASSETS	40	120	495	624

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19,741	8,891	71,138	28,750

PROVISION FOR INCOME TAXES	7,189	3,630	26,513	11,574

INCOME FROM CONTINUING OPERATIONS	12,552	5,261	44,625	17,176

LOSS FROM DISCONTINUED OPERATIONS, NET	—	(117)	—	(260)

NET INCOME	$12,552	$5,144	$44,625	$16,916

EARNINGS PER COMMON SHARE - BASIC
Income from continuing operations	$.51	$.28	$1.84	$1.10
Net income	$.51	$.27	$1.84	$1.08
EARNINGS PER COMMON SHARE - DILUTED
Income from continuing operations	$.50	$.27	$1.79	$1.03
Net income	$.50	$.26	$1.79	$1.02

Weighted average shares outstanding:

Basic	24,504	18,753	24,202	15,684

Diluted	25,126	19,589	24,957	16,607